Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations and External Communications
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports second quarter 2025 results
SCOTTSDALE, Ariz., July 23, 2025 - Meritage Homes Corporation (NYSE: MTH), the fifth-largest U.S. homebuilder, reported second quarter results for the period ended June 30, 2025.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	% Chg	2025	2024	% Chg
Homes closed (units)	4,170	4,118	1%	7,586	7,625	(1)%
Home closing revenue	$1,615,709	$1,693,738	(5)%	$2,957,813	$3,159,834	(6)%
Average sales price — closings	$387	$411	(6)%	$390	$414	(6)%
Home orders (units)	3,914	3,799	3%	7,790	7,790	0%
Home order value	$1,547,438	$1,573,456	(2)%	$3,105,615	$3,204,651	(3)%
Average sales price — orders	$395	$414	(5)%	$399	$411	(3)%
Ending backlog (units)				1,748	2,714	(36)%
Ending backlog value				$695,476	$1,109,687	(37)%
Average sales price — backlog				$398	$409	(3)%
Earnings before income taxes	$193,060	$297,361	(35)%	$353,219	$531,376	(34)%
Net earnings	$146,879	$231,555	(37)%	$269,685	$417,571	(35)%
Diluted EPS	$2.04	$3.15	(35)%	$3.73	$5.68	(34)%

MANAGEMENT COMMENTS
"Meritage delivered a solid performance in the second quarter of 2025 with 3,914 homes sold generating a strong average absorption pace of 4.3 net sales per month on our improved average community count of 301. We were able to navigate the challenging selling conditions despite elevated mortgage interest rates and weakened consumer confidence," said Steven J. Hilton, executive chairman of Meritage Homes. "We believe our go-to market strategy of move-in ready inventory will allow us to remain competitive in the changing environment and focus on growing market share."

"Our improved cycle times and spec strategy drove 4,170 closings this quarter, with more than half of these deliveries coming from intra-quarter sales, translating to a backlog conversion rate of 208%," added Phillippe Lord, chief executive officer of Meritage Homes. "We generated home closing revenue of $1.6 billion and achieved home closing gross margin of 21.4% excluding $4.2 million in terminated land deal charges, which contributed to diluted EPS of $2.04. We increased our book value per share 10% year-over-year and generated a return on equity of 12.5% for the twelve months ended June 30, 2025."*

"Aligning our capital allocation with the current market conditions, we reduced our land acquisition and development spend to $509 million this quarter, targeting around $2.0 billion for the full year, down from $2.5 billion previously. We also increased our return of cash to shareholders beyond our guidance to $76 million in second quarter 2025 spend on cash dividends and share repurchases—tripling our quarterly buyback commitment," concluded Mr. Lord. "We believe we were well-positioned from a liquidity perspective at June 30, 2025 with cash of $930 million and a net debt-to-capital ratio of 14.6%."

SECOND QUARTER RESULTS

•Orders of 3,914 homes for the second quarter of 2025 increased 3% year-over-year as a result of a 7% increase in average community count and partially offset by a 4% decrease in average absorption pace. Second quarter 2025 average sales price ("ASP") on orders of $395,000 was down 5% from the second quarter of 2024 due to increased utilization of financing incentives.

•The 5% year-over-year decrease in home closing revenue in the second quarter of 2025 to $1.6 billion was the result of a 6% decrease in ASP on closings to $387,000, which was partially offset by a 1% higher home closing volume of 4,170 homes. ASP on closings were primarily impacted by greater utilization of financing incentives this year.
•Home closing gross margin of 21.1% decreased 480 bps in the second quarter of 2025 from 25.9% in the prior year due to increased utilization of financing incentives as well as higher lot costs and terminated land deal walk-away charges, all of which were partially offset by savings in direct costs. Second quarter 2025 home closing gross margin included $4.2 million in terminated land deal walk-away charges, compared to $1.4 million in the prior year. Excluding the terminated land deal walk-away charges, adjusted home closing gross margin was 21.4% and 26.0% for second quarters of 2025 and 2024, respectively.

•Selling, general and administrative expenses ("SG&A") as a percentage of second quarter 2025 home closing revenue were 10.2% compared to 9.3% in the second quarter of 2024, primarily as a result of higher commissions, start-up overhead costs of newer divisions and maintenance costs related to increased spec inventory, as well as reduced leverage of fixed costs on lower home closing revenue.

•The second quarter effective income tax rate was 23.9% in 2025 compared to 22.1% in 2024. The higher tax rate in 2025 reflects fewer homes qualifying for energy tax credits under the Inflation Reduction Act, given the new higher construction thresholds required to earn the tax credits this year.

•Net earnings were $147 million ($2.04 per diluted share) for the second quarter 2025, a 37% decrease from $232 million ($3.15 per diluted share) for the second quarter of 2024, mainly resulting from lower gross margins as well as higher SG&A and tax rates.

YEAR TO DATE RESULTS

•Total sales orders for the first six months of 2025 were flat year-over-year, reflecting a 7% increase in average communities and a 6% decrease in average absorption pace compared to the first half of 2024.

•Home closing revenue decreased 6% in the first six months of 2025 to $3.0 billion, mainly driven by a 6% decrease in ASP on closings and a 1% decline in home closing volume. ASP on closings for the first six months of 2025 reflected greater utilization of financing incentives compared to prior year.

•Home closing gross margin of 21.5% decreased 440 bps in the first half of 2025 from 25.9% in the prior year due to greater utilization of financing incentives, higher lot costs, reduced leverage of fixed costs on lower home closing revenue, and increased terminated land deal walk-away charges, all of which were partially offset by savings in direct costs. Year to date 2025 home closing gross margin included $5.6 million in terminated land deal walk-away charges, compared to $1.9 million in the prior year. Excluding the terminated land deal walk-away charges, adjusted home closing gross margin was 21.7% and 25.9% for the first half 2025 and 2024, respectively.

•SG&A as a percentage of home closing revenue was 10.7% in the first half of 2025 compared to 9.8% in the prior year, primarily as a result of higher commissions and maintenance costs related to increased spec inventory as well as reduced leverage of fixed costs on lower home closing revenue.

•The effective income tax rate in the first six months of 2025 was 23.6% compared to 21.4% in 2024. The higher tax rate in 2025 reflects fewer homes qualifying for energy tax credits under the Inflation Reduction Act, given the new higher construction thresholds required to earn the tax credits this year.

•Net earnings were $270 million ($3.73 per diluted share) for the first six months of 2025, a 35% decrease from $418 million ($5.68 per diluted share) for the first six months of 2024, primarily reflecting lower home closing revenue and gross margins, as well as higher SG&A and tax rates.

BALANCE SHEET & LIQUIDITY
•Cash and cash equivalents at June 30, 2025 totaled $930 million, reflecting $492 million of net proceeds from the issuance of senior notes in the first quarter of 2025. This compared to cash and cash equivalents of $652 million at December 31, 2024.
•Land acquisition and development spend, net of land development reimbursements, totaled $509 million and $576 million for the second quarter of 2025 and 2024, respectively.
•Approximately 81,900 lots were owned or controlled as of June 30, 2025, compared to approximately 70,800 total lots as of June 30, 2024. Nearly 1,800 net new lots were added in the second quarter of 2025, representing an estimated 16 future communities. During the quarter, we terminated nearly 1,800 lots, compared to approximately 1,000 lots in the second quarter of 2024.
•Second quarter 2025 ending community count of 312 was up 9% compared to prior year and up 8% compared to the first quarter of 2025.
•Debt-to-capital and net debt-to-capital ratios were 25.8% and 14.6%, respectively, at June 30, 2025, which compared to 20.6% and 11.7%, respectively, at December 31, 2024.
•The Company declared and paid quarterly cash dividends of $0.43 per share totaling $31 million in the second quarter of 2025. This compared to $0.375 per share totaling $27 million in the second quarter of 2024. Year-to-date dividends paid were $61 million and $54 million in 2025 and 2024, respectively.
•During the second quarter of 2025, the Company repurchased 674,124 shares of stock, or 0.9% of shares outstanding at the beginning of the quarter, for $45 million. For the first six months of 2025, the Company repurchased 1,279,440 shares of stock, or 1.8% of shares outstanding at the beginning of the year, for $90 million. As of June 30, 2025, $219 million remained available to repurchase under the authorized share repurchase program.
•Subsequent to the second quarter of 2025, the Company refinanced the revolving credit facility to extend its maturity from 2029 to 2030.
•On January 2, 2025, we completed a two-for-one stock split (the "Stock Split") of Meritage's common stock in the form of a stock dividend. All share and per share amounts in this press release have been retroactively restated to reflect the Stock Split for the second quarter of 2024 and the first half of 2024.

CONFERENCE CALL
Management will host a conference call to discuss its second quarter 2025 results at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Thursday, July 24, 2025. To listen, please go to Meritage's Investor Relations page for the live webcast or dial in to 1-877-407-6951 US toll free or 1-412-902-0046. A replay will be available on the Investor Relations page.

* The Company's return on equity is calculated as net earnings for the trailing twelve months divided by average total stockholders' equity for the trailing five quarters.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2025	2024	Change $	Change %
Homebuilding:
Home closing revenue	$1,615,709	$1,693,738	$(78,029)	(5)%
Land closing revenue	8,277	—	8,277	n/a
Total closing revenue	1,623,986	1,693,738	(69,752)	(4)%
Cost of home closings	(1,274,381)	(1,254,232)	20,149	2%
Cost of land closings	(8,996)	—	8,996	n/a
Total cost of closings	(1,283,377)	(1,254,232)	29,145	2%
Home closing gross profit	341,328	439,506	(98,178)	(22)%
Land closing gross loss	(719)	—	(719)	n/a
Total closing gross profit	340,609	439,506	(98,897)	(23)%
Financial Services:
Revenue	9,425	8,311	1,114	13%
Expense	(4,656)	(3,924)	732	19%
Earnings from financial services unconsolidated entities and other, net	842	450	392	87%
Financial services profit	5,611	4,837	774	16%
Commissions and other sales costs	(108,830)	(104,665)	4,165	4%
General and administrative expenses	(55,183)	(53,184)	1,999	4%
Interest expense	—	—	—	—%
Other income, net	10,853	11,498	(645)	(6)%
Loss on early extinguishment of debt	—	(631)	(631)	n/a
Earnings before income taxes	193,060	297,361	(104,301)	(35)%
Provision for income taxes	(46,181)	(65,806)	(19,625)	(30)%
Net earnings	$146,879	$231,555	$(84,676)	(37)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$2.06	$3.19	$(1.13)	(35)%
Weighted average shares outstanding	71,456	72,644	(1,188)	(2)%
Diluted
Earnings per common share	$2.04	$3.15	$(1.11)	(35)%
Weighted average shares outstanding	71,900	73,436	(1,536)	(2)%

	Six Months Ended June 30,
	2025	2024	Change $	Change %
Homebuilding:
Home closing revenue	$2,957,813	$3,159,834	$(202,021)	(6)%
Land closing revenue	23,698	2,305	21,393	928%
Total closing revenue	2,981,511	3,162,139	(180,628)	(6)%
Cost of home closings	(2,320,835)	(2,342,370)	(21,535)	(1)%
Cost of land closings	(21,252)	(2,298)	18,954	825%
Total cost of closings	(2,342,087)	(2,344,668)	(2,581)	—%
Home closing gross profit	636,978	817,464	(180,486)	(22)%
Land closing gross profit	2,446	7	2,439	34,843%
Total closing gross profit	639,424	817,471	(178,047)	(22)%
Financial Services:
Revenue	16,507	14,664	1,843	13%
Expense	(8,848)	(6,927)	1,921	28%
Earnings/(loss) from financial services unconsolidated entities and other, net	1,515	(3,590)	5,105	(142)%
Financial services profit	9,174	4,147	5,027	121%
Commissions and other sales costs	(203,550)	(206,215)	(2,665)	(1)%
General and administrative expenses	(112,180)	(103,916)	8,264	8%
Interest expense	—	—	—	n/a
Other income, net	20,351	20,520	(169)	(1)%
Loss on early extinguishment of debt	—	(631)	(631)	n/a
Earnings before income taxes	353,219	531,376	(178,157)	(34)%
Provision for income taxes	(83,534)	(113,805)	(30,271)	(27)%
Net earnings	$269,685	$417,571	$(147,886)	(35)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$3.76	$5.75	$(1.99)	(35)%
Weighted average shares outstanding	71,684	72,634	(950)	(1)%
Diluted
Earnings per common share	$3.73	$5.68	$(1.95)	(34)%
Weighted average shares outstanding	72,246	73,476	(1,230)	(2)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	June 30, 2025	December 31, 2024
Assets:
Cash and cash equivalents	$930,463	$651,555
Other receivables	270,836	256,282
Real estate (1)	5,963,674	5,728,775
Deposits on real estate under option or contract	221,359	192,405
Investments in unconsolidated entities	34,676	28,735
Property and equipment, net	46,449	47,285
Deferred tax asset, net	52,397	54,524
Prepaids, other assets and goodwill	236,515	203,093
Total assets	$7,756,369	$7,162,654
Liabilities:
Accounts payable	$242,081	$212,477
Accrued liabilities	406,436	452,213
Home sale deposits	10,949	20,513
Loans payable and other borrowings	26,120	29,343
Senior and convertible senior notes, net	1,801,609	1,306,535
Total liabilities	2,487,195	2,021,081
Stockholders' Equity:
Preferred stock	—	—
Common stock, par value $0.01. Authorized 125,000,000 shares; 71,156,138 and 71,921,972 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	712	360
Additional paid-in capital	62,084	143,036
Retained earnings	5,206,378	4,998,177
Total stockholders’ equity	5,269,174	5,141,573
Total liabilities and stockholders’ equity	$7,756,369	$7,162,654
(1) Real estate – Allocated costs:
Homes completed and under construction	$2,420,455	$2,375,639
Finished home sites and home sites under development	3,543,219	3,353,136
Total real estate	$5,963,674	$5,728,775

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net earnings	$269,685	$417,571
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	12,612	12,812
Stock-based compensation	9,922	10,832
Equity in earnings from unconsolidated entities	(2,164)	(2,627)
Distribution of earnings from unconsolidated entities	2,116	2,778
Other	7,827	4,697
Changes in assets and liabilities:
Increase in real estate	(224,617)	(450,551)
Increase in deposits on real estate under option or contract	(30,415)	(45,576)
(Increase)/decrease in other receivables, prepaids and other assets	(43,264)	24,237
Decrease in accounts payable and accrued liabilities	(21,013)	(12,965)
(Decrease)/increase in home sale deposits	(9,564)	2,775
Net cash used in operating activities	(28,875)	(36,017)
Cash flows from investing activities:
Investments in unconsolidated entities	(9,377)	(6,611)
Purchases of property and equipment	(12,359)	(13,158)
Proceeds from sales of property and equipment	126	130
Maturities/sales of investments and securities	750	750
Payments to purchase investments and securities	(750)	(750)
Net cash used in investing activities	(21,610)	(19,639)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(11,213)	(7,445)
Repayment of senior notes	—	(250,695)
Proceeds from issuance of senior notes	497,195	575,000
Payment of debt issuance costs	(5,106)	(17,303)
Purchase of capped calls related to issuance of convertible senior notes	—	(61,790)
Dividends paid	(61,484)	(54,484)
Repurchase of shares	(89,999)	(55,933)
Net cash provided by financing activities	329,393	127,350
Net increase in cash and cash equivalents	278,908	71,694
Beginning cash and cash equivalents	651,555	921,227
Ending cash and cash equivalents	$930,463	$992,921

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

We aggregate our homebuilding operating segments into reporting segments based on similar long-term economic characteristics and geographical proximity. Effective January 1, 2025, the Tennessee homebuilding operating segment has been reclassified from the East reporting segment to the Central reporting segment for the purpose of making operational and resource decisions and assessing financial performance. Prior period balances have been retroactively adjusted to reflect this reclassification. Our three reportable homebuilding segments are as follows:
•West: Arizona, California, Colorado, and Utah
•Central: Tennessee and Texas
•East: Alabama, Florida, Georgia, Mississippi, North Carolina and South Carolina

	Three Months Ended June 30,
	2025		2024
	Homes	Value	Homes	Value
Homes Closed:
West Region	1,165	$549,205	1,265	$622,837
Central Region	1,374	480,425	1,440	528,380
East Region	1,631	586,079	1,413	542,521
Total	4,170	$1,615,709	4,118	$1,693,738
Homes Ordered:
West Region	1,001	$484,756	1,114	$557,296
Central Region	1,298	475,275	1,274	471,064
East Region	1,615	587,407	1,411	545,096
Total	3,914	$1,547,438	3,799	$1,573,456
Order Backlog:
West Region	366	$182,308	751	$367,436
Central Region	583	220,889	880	329,377
East Region	799	292,279	1,083	412,874
Total	1,748	$695,476	2,714	$1,109,687

	Six Months Ended June 30,
	2025		2024
	Homes	Value	Homes	Value
Homes Closed:
West Region	2,163	$1,028,841	2,279	$1,138,469
Central Region	2,561	892,962	2,735	1,012,150
East Region	2,862	1,036,010	2,611	1,009,215
Total	7,586	$2,957,813	7,625	$3,159,834
Homes Ordered:
West Region	2,094	$1,024,350	2,284	$1,138,101
Central Region	2,663	964,435	2,774	1,027,223
East Region	3,033	1,116,830	2,732	1,039,327
Total	7,790	3,105,615	7,790	3,204,651
Order Backlog:
West Region	366	$182,308	751	$367,436
Central Region	583	220,889	880	329,377
East Region	799	292,279	1,083	412,874
Total	1,748	$695,476	2,714	$1,109,687

	Three Months Ended June 30,				Six Months Ended June 30,
	2025		2024		2025		2024
	Ending	Average	Ending	Average	Ending	Average	Ending	Average
Active Communities:
West Region	85	85.0	85	84.0	85	87.0	85	81.9
Central Region	85	83.5	90	92.0	85	85.6	90	94.3
East Region	142	132.5	112	105.0	142	125.2	112	101.0
Total	312	301.0	287	281.0	312	297.8	287	277.2

Meritage Homes Corporation and Subsidiaries
Supplement and Non-GAAP information
(Unaudited)

Supplemental Information (Dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Depreciation and amortization	$6,663	$6,774	$12,612	$12,812

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$57,107	$54,227	$53,678	$54,516
Interest incurred	19,995	14,327	34,709	27,252
Interest expensed	—	—	—	—
Interest amortized to cost of home and land closings	(13,288)	(14,227)	(24,573)	(27,441)
Capitalized interest, end of period	$63,814	$54,327	$63,814	$54,327

Reconciliation of Non-GAAP Information (Dollars in thousands):

Debt-to-Capital Ratios
	June 30, 2025	December 31, 2024
Senior and convertible senior notes, net, loans payable and other borrowings	$1,827,729	$1,335,878
Stockholders' equity	5,269,174	5,141,573
Total capital	$7,096,903	$6,477,451
Debt-to-capital	25.8%	20.6%

Senior and convertible senior notes, net, loans payable and other borrowings	$1,827,729	$1,335,878
Less: cash and cash equivalents	(930,463)	(651,555)
Net debt	$897,266	$684,323
Stockholders’ equity	5,269,174	5,141,573
Total net capital	$6,166,440	$5,825,896
Net debt-to-capital (1)	14.6%	11.7%

(1)Net debt-to-capital reflects certain adjustments to the debt-to-capital ratio and is defined as net debt (debt less cash and cash equivalents) divided by total capital (net debt plus stockholders' equity). Net debt-to-capital is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures. We believe this non-GAAP financial measure is relevant and useful to investors in understanding our operating results and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. We encourage investors to understand the methods used by other companies in the homebuilding industry to calculate non-GAAP financial measures and any adjustments thereto before comparing to our non-GAAP financial measures.

About Meritage Homes Corporation
Meritage is the fifth-largest public homebuilder in the United States, based on homes closed in 2024. The Company offers energy-efficient and affordable entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Utah, Tennessee, Texas, Alabama, Florida, Georgia, Mississippi, North Carolina, and South Carolina.
Meritage has delivered over 200,000 homes in its 40-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is an industry leader in energy-efficient homebuilding, an eleven-time recipient of the U.S. Environmental Protection Agency’s (EPA) ENERGY STAR® Partner of the Year for Sustained Excellence Award and Residential New Construction Market Leader Award, as well as a four-time recipient of the EPA's Indoor airPLUS Leader Award.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general and our future results, including our ability to increase our market share.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: increases in interest rates or decreases in mortgage availability, and the cost and use of rate locks and buy-downs; the cost of materials used to develop communities and construct homes; cancellation rates; supply chain and labor constraints; shortages in the availability and cost of subcontract labor; the ability of our potential buyers to sell their existing homes; our ability to acquire and develop lots may be negatively impacted if we are unable to obtain performance and surety bonds; the adverse effect of slow absorption rates; legislation related to tariffs; impairments of our real estate inventory; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our exposure to counterparty risk with respect to our capped calls; our ability to obtain financing if our credit ratings are downgraded; our exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our limited geographic diversification; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure of our employees and representatives to comply with laws and regulations; our compliance with government regulations; liabilities or restrictions resulting from regulations applicable to our financial services operations; negative publicity that affects our reputation; potential disruptions to our business by an epidemic or pandemic, and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2024 and our Form 10-Q for subsequent quarters under the caption "Risk Factors," which can be found on our website at https://investors.meritagehomes.com.